Exhibit 10-Q-6

CHANGE IN CONTROL
SEVERANCE AGREEMENT

THIS AGREEMENT is made as of the 24th day of February, 20112, between Otter Tail Corporation, a Minnesota corporation, with its principal offices at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496 (the "Corporation ") and Shane Waslaski ("You"), residing at 7746 2nd Street North, Moorhead, MN 56560 and supersedes any prior Change in Control Agreement between the Corporation and You.

WITNESSETH THAT:

WHEREAS, this Agreement is intended to specify the financial arrangements that the Corporation will provide to You upon Your separation from employment with the Corporation under any of the circumstances described herein; and

WHEREAS, this Agreement is entered into by the Corporation in the belief that it is in the best interests of the Corporation and its shareholders to provide stable conditions of employment for You notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Corporation's ability to attract and retain highly qualified people; and

NOW, THEREFORE, to assure the Corporation that it will have Your continued dedication notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce You to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and You agree as follows:

1. Termination of Employment.

(i)   Prior to a Change in Control. Your rights upon termination of employment prior to a Change in Control (as defined in Section 2(i) hereof) shall be governed by the Corporation's standard employment termination policy applicable to You in effect at the time of termination or Your Employment Agreement.

(ii)   After a Change in Control.

(a) From and after the date of a Change in Control during the term of this Agreement, the Corporation shall not terminate You from employment with the Corporation except as provided in this Section 1(ii) or as a result of Your Disability (as defined in Section 2(iv) hereof) or death.

(b) From and after the date of a Change in Control during the term of this Agreement, the Corporation shall have the right to terminate You from employment with the Corporation at any time during the term of this Agreement for Cause (as defined in Section 2(iii) hereof), by written notice to You, specifying the particulars of Your conduct forming the basis for such termination.

(c) From and after the date of a Change in Control during the term of this Agreement: (i) the Corporation shall have the right to terminate Your employment without Cause at any time; and (ii) You shall, upon the occurrence of such a termination by the Corporation without Cause, or upon the voluntary termination of employment by You for Good Reason (as defined in Section 2(ii) hereof), be entitled to receive the benefits provided in Section 3 hereof. You shall evidence a voluntary termination for Good Reason by written notice to the Corporation given within 90 days after the date of the occurrence of any event that You know or should reasonably have known constitutes Good Reason for voluntary termination and the Corporation has 30 days from the date the Corporation receives the notice from You to remedy the condition.  Such notice need only identify You and set forth in reasonable detail the facts and circumstances claimed by You to constitute Good Reason.

Any notice given by You pursuant to this Section 1 shall be effective five business days after the date it is given by You.

2.            Definitions

(i)            A "Change in Control" shall mean:

(a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or successor provision thereto, whether or not the Corporation is then subject to such reporting requirement;

(b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities;

(c) the Continuing Directors (as defined in Section 2(v) hereof) cease to constitute a majority of the Corporation's Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

(d) the majority of the Continuing Directors (as defined in Section 2(v) hereof) determine in their sole and absolute discretion that there has been a change in control of the Corporation.

(ii)           "Good Reason" shall mean the occurrence of any of the following events that results in a material negative change to You, except for the occurrence of such an event in connection with the termination or reassignment of You by the Corporation for Cause, for Disability  or for death:

(a) the assignment to You of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by You immediately prior to a Change in Control;

(b) a reduction by the Corporation in Your base salary as in effect immediately prior to a Change in Control;

(c) an amendment or modification of the Corporation's incentive compensation program (except as may be required by applicable law) which affects the terms or administration of the program in a manner adverse to Your interest  as compared to the terms and administration of such program immediately prior to a Change in Control;

(d) the Corporation's requiring You to be based anywhere other than within 50 miles of Your office location immediately prior to a Change in Control, except for requirements of temporary travel on the Corporation's business to an extent substantially consistent with Your business travel obligations immediately prior to a Change in Control;

(e) except to the extent otherwise required by applicable law, the failure by the Corporation to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock incentive plan, bonus plan, life insurance plan, health-and-accident plan, or disability plan in which You are participating immediately prior to a Change in Control (or plans providing You with substantially similar benefits), the taking of any action by the Corporation which would adversely affect Your participation in, or materially reduce Your benefits under, any of such plans or deprive You of any material fringe benefit enjoyed by You immediately prior to such Change in Control, or the failure by the Corporation to provide You with the number of paid vacation days to which You are entitled immediately prior to such Change in Control in accordance with the Corporation's vacation policy as then in effect; or

(f) the failure by the Corporation to obtain, as specified in Section 5(i) hereof, an assumption of the obligations of the Corporation to perform this Agreement by any successor to the Corporation.

(iii)           "Cause" shall mean termination by the Corporation of Your employment based upon (a) the willful and continued failure by You substantially to perform Your duties and obligations (other than any such failure resulting from Your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Your termination for Good Reason) or (b) the willful engaging by You in misconduct which is materially injurious to the Corporation, monetarily or otherwise. For purposes of this Section 2(iii), no action or failure to act on Your part shall be considered "willful" unless done, or omitted to be done, by You in bad faith and without reasonable belief that such action or omission was in the best interests of the Corporation.

(iv)           "Disability" shall mean any physical or mental condition which would qualify You for a disability benefit under the Corporation's long-term disability plan.

(v)           "Continuing Director" shall mean any person who is a member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person's nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 2(v): "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the shares of Common Stock of the Corporation then outstanding, but shall not include the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation or of any subsidiary of the Corporation or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

3.            Benefits upon Termination under Section 1(ii)(c)

(i)           Upon the termination (voluntary or involuntary) of Your employment pursuant to Section 1(ii)(c) hereof, You shall be entitled to receive the benefits specified in this Section 3. The amounts due to You under subparagraph (a) of this Section 3(i) shall be paid to You in a lump sum not later than one business day prior to the date that the termination of Your employment becomes effective. The amounts due to You under subparagraphs (b), (c) and (d) of this Section 3(i) shall be paid to You not later than one business day prior to the date that the termination of Your employment becomes effective. Subject to the provisions of Section 3(ii) hereof, all benefits to You pursuant to this Section 3(i) shall be subject to any applicable payroll or other taxes required by law to be withheld.

(a) The Corporation shall pay as severance pay to You an amount equal to two times the sum of (1) Your highest annual rate of salary from the Corporation in effect at any time during the 24 months preceding the date that the termination of Your employment became effective and (2) the average of the annual bonus paid or to be paid to You in respect of each of the two fiscal years preceding the fiscal year when the termination of Your employment became effective.

(b) For a period of 24 months following the date that the termination of Your employment became effective or until You reach age 65 or die, whichever is the shorter period, the Corporation shall continue for You, at the Corporation's expense, the health, disability and life insurance coverage in effect for You immediately prior to the date that the termination of Your employment became effective under the plans provided by the Corporation for its executive personnel generally or, if such coverage cannot by the terms of such plans be provided thereunder, then the Corporation shall provide equivalent insurance coverage for You for such period under specially obtained policies of insurance.

(c) The Corporation shall pay to You (1) any amount earned by You as a bonus with respect to the fiscal year of the Corporation preceding the termination of Your employment if such bonus has not theretofore been paid to You, and (2) an amount representing credit for any vacation earned or accrued by You but not taken.

(d) The Corporation shall also pay to You all legal fees and expenses incurred by You as a result of such termination of employment (including all fees and expenses, if any, incurred by You in seeking to obtain or enforce any right or benefit provided to You by this Agreement whether by arbitration or otherwise); and

(e) Any and all contracts, agreements or arrangements between the Corporation and You prohibiting or restricting You from owning, operating, participating in, or providing employment or consulting services to, any business or company competitive with the Corporation at any time or during any period after the date the termination of Your employment becomes effective, shall be deemed terminated and of no further force or effect as of the date the termination of Your employment becomes effective, to the extent, but only to the extent, such contracts, agreements or arrangements so prohibit or restrict You; provided that the foregoing provision shall not constitute a license or right to use any proprietary information of the Corporation and shall in no way affect any such contracts, agreements or arrangements insofar as they relate to nondisclosure and nonuse of proprietary information of the Corporation notwithstanding the fact that such nondisclosure and nonuse may prohibit or restrict You in certain competitive activities.

(f) Notwithstanding the foregoing, to the extent that any payment due hereunder is (A) deferred compensation subject to section 409A of the Internal Revenue Code, and (B) is payable to a specified employee (as that term is defined in section 409A), and (C) is payable on account of the specified employee’s separation from service as that term is defined in section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(A)
For this purpose, specified employees shall be identified by the Employer on a basis consistent with regulations issued under section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to section 409A.

(B)	For this purpose separation from service shall be defined as it is defined in the regulations under section 409A.
(C)
To the extent that 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with  the rules of section 409A.  Neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(ii)           Any payment not made to You when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to time by U.S. Bank National Association, plus two percent, with such interest to be paid to You upon demand or monthly in the absence of a demand.

(iii) You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 3 shall not be reduced by any compensation earned by You as a result of any employment by another employer.

4.	Your Agreements.

You agree that:

(i)           Without the consent of the Corporation, You will not terminate employment with the Corporation without giving 60 days prior notice to the Corporation, and during such 60 day period You will assist the Corporation, as and to the extent reasonably requested by the Corporation, in training the successor to Your position with the Corporation. The provisions of this Section 4(i) shall not apply to any termination (voluntary or involuntary) of Your employment pursuant to Section 1(ii)(c) hereof.

(ii)            Without the consent of the Corporation or except as may be required by law, You will not at any time after termination of Your employment with the Corporation disclose to any person, corporation, firm, or other entity, confidential information concerning the Corporation of which You have gained knowledge during employment with the Corporation.

(iii)           In the event that You have received any benefits from the Corporation under Section 3 of this Agreement, then, during the period of 24 months following the date that the termination of Your employment became effective, You, upon request by the Corporation:

(a) Will consult with one or more of the executive officers concerning the business and affairs of the Corporation for not to exceed four hours in any month at times and places selected by You, all without compensation other than what is provided for in Section 3 of this Agreement; and

(b) Will testify as a witness on behalf of the Corporation in any legal proceedings involving the Corporation which arise out of events or circumstances that occurred or existed prior to the date that the termination of Your employment became effective (except for any such proceedings relating to this Agreement), without compensation other than what is provided for in Section 3 of this Agreement, provided that all out-of-pocket expenses incurred by You in connection with serving as a witness shall be paid by the Corporation.

You shall not be required to perform Your obligations under this Section 4(iii) if and so long as the Corporation is in default with respect to performance of any of its obligations under this Agreement.

5.            Successors and Binding Agreement.

(i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation), by agreement in form and substance satisfactory to You, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle You to compensation from the Corporation in the same amount and on the same terms as You would be entitled hereunder if employee terminated employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date that the termination of Your employment becomes effective. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 5(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii) This Agreement is personal to You, and You may not assign or transfer any part of Your rights or duties hereunder, or any compensation due to You hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

6.            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fergus Falls, Minnesota, in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

7.            Modification; Waiver.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by You and such officer as may be designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.            Notice.  All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Corporation ).  Either party hereto may change its address for purposes of this Section 8 by giving 15 days' prior notice to the other party hereto.

9.            Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.           Governing Law.  This Agreement has been executed and delivered in the State of Minnesota and shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

12.           Effect of Agreement; Entire Agreement.  The Corporation and You understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way Your rights under any benefit plan, program or arrangements in accordance with their terms.

13.           ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension benefit plan, and shall be construed and administered with that intention.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name by a duly authorized director and officer, and You have hereunto set Your hand, all as of the date first written above.
OTTER TAIL CORPORATION

By:	/s/ Edward McIntyre
Edward McIntyre
Its: President & CEO

/s/ Shane Waslaski
Shane Waslaski